Exhibit 10a(23)

     THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into effective the 1st day of October, 1994, among ATLANTIC CITY ELECTRIC COMPANY ("Company"), a corporation of the State of New Jersey, ATLANTIC ENERGY, INC. ("Energy"), and James E. Franklin, II, Esq. ("Executive") .

     AS consideration for the mutual promises, covenants and agreements expressed in this Agreement, the parties hereto, intending to be legally bound agree as follows:

     1.   Term of Employment.

          The Executive's term of employment shall commence October 1, 1994 (the "Commencement Date"), and shall terminate at the close of business on the date of the Annual Meeting of the Shareholders of Energy in 1997, (the "Term of Employment") subject only to such earlier termination as specifically provided in Article 5 hereof (the "Termination Date"). No extension of the term of employment shall occur without the written agreement of Executive, Company and Energy.

     2.   Place of Employment.

          The Executive's services during the term of this Agreement shall be performed primarily at the principal offices of the Company. The Executive shall be furnished with a suitable office and such other facilities and services as he may reasonably require in performing his obligations under this Agreement.

     3.   Employment Options.

          A. Executive Position: The Company hereby agrees to employ the Executive as its General Counsel for the Term of Employment. It is understood and agreed that the position of General Counsel is a Senior Vice Presidential level position and shall be considered as such for all purposes.

          B. Executive Responsibility: Executive hereby accepts employment with the Company as its General Counsel and agrees that during the Term of Employment the Executive shall exercise his reasonable best efforts in furtherance of, and shall devote substantially all of his working time and attention to the affairs of the Company, Energy or any subsidiary or affiliate thereof, and shall perform such duties and services as may reasonably be assigned to him by, and shall report directly to the President and Chief Executive Officer of the Company; provided, however, that the Executive may serve as a director of other corporations or organizations upon approval by the Board of Directors of the Company and by the Board of Directors of Energy (the "Boards") which, in the judgment of the Boards, will not present any conflict of interest with the Company, Energy or any subsidiary or affiliate thereof, and which would not affect the performance of Executive's duties pursuant to this Agreement, which approval shall not be unreasonably withheld; and provided further that the Executive shall neither (a) become an officer or director of (i) another entity which has or will have the status of a public utility under the Federal Power Act, or any successor Act, (ii) any bank, trust company, banking association, or firm that is authorized by law to underwrite or participate in the marketing of securities of a public utility, or (iii) any company supplying electrical equipment to the Company, nor (b) accept any such position and commence the performance of any duties or services in such capacity (herein called an "Interlock"), unless the Executive shall have first (x) furnished the Boards with at least thirty
          (30) days prior written notice of his intention to create such Interlock and (y) secured, if the Boards shall request that such action be taken, any necessary authorization for such Interlock, in form and substance satisfactory to the Boards, from the Federal Energy Regulatory Commission, or successor regulatory agency, pursuant to Section 305(b) of the Federal Power Act, or any supplement or amendment thereto.

     4.   Compensation.

          A. Base Salary and Supplements: During the Term of Employment, the Company shall pay to the Executive a base salary of one hundred seventy-five thousand dollars ($175,000.00) per annum (which shall be prorated in any partial calendar year), (the "Base Salary"). Such Base Salary shall be payable by the Company in installments to conform with regular payroll payment dates for officers of the Company. The Base Salary shall be reviewed annually by the Board. There shall be no downward adjustment in the Base Salary unless as part of a plan affecting all officers; and there shall be no proportionately greater reduction in the Base Salary of the Executive as compared to any other officer.
          The Executive shall be paid from time to time during the Term of Employment, in addition to his Base Salary, such incentive compensation as the Board shall in its discretion, elect to pay to the Executive.

          B. Other Expenses and Other Benefits: During the Term of Employment the Executive shall be entitled to such employee benefits and perquisites as shall be available, from time to time, to officers of the Company. Neither the Company nor Energy shall make any voluntary changes in such employee benefit plans or perquisites which would adversely affect Executive's rights or benefits thereunder, unless such change is applicable to all officers of the Company; and no such change shall result in a proportionately greater reduction in the rights or benefits of the Executive as compared with any other officer of the Company. The Company and Energy further agree that no such benefit or perquisite shall be changed in such a manner as to reduce any benefit or award earned or accrued by Executive prior to the date of any such modification, except as may be required by statute or regulation or to maintain the qualified status of an employee benefit plan.

          Executive shall receive reimbursement for all reasonable travel and other authorized expenses incurred by Executive in performing his obligations under this Agreement, or such expenses may be paid directly by the Company, all in accordance with the normal policies and practices of the Company.


     5.   Early Termination Provisions.

          A. Early Termination: The Executive's employment hereunder may be terminated prior to the Termination Date without breach of this Agreement only upon the following circumstances:

               (a) Death: The Executive's employment hereunder shall terminate on the date of the Executive's death. The Company shall thereupon pay to the Executive's designated beneficiary, in addition to any other benefits payable by or on behalf of the Company, Energy or any subsidiary or affiliate thereof, Executive's then current Base Salary through the date of death.

               (b) Disability: If, as a result of the Executive's incapacity due to physical or mental illness or accident, the Executive shall have been incapable or unable to substantially perform the Executive's duties hereunder on a full-time basis for a period of six (6) consecutive months, the Company, at any time thereafter and while such absence continues, may give written notice of early termination to the Executive if, in the good faith opinion of a majority of the Board of the Company the Executive is incapable or unable to substantially perform his duties on a full-time basis. Early termination shall be effective as of the date set forth in said notice.

               The Company shall pay to the Executive his Base Salary through such early termination date, together with any other earned and accrued benefits then in effect to which the Executive would otherwise be entitled. Following such early termination, the Executive shall be entitled to all benefits available through the Disability Benefit Plan covering officers of the Company.

               (c) Cause by the Company: The Company may terminate the Executive's employment hereunder for cause. For purposes of this Agreement, the Company shall have cause to terminate the Executive's employment hereunder only upon either willful and continuous failure by the Executive to substantially perform his duties hereunder (other than failure resulting from incapacity due to physical or mental illness), or willful engagement in misconduct which results in economic damage to the Company. In either such event the Board shall provide Executive with a notice of termination, stating that in the good faith opinion of a majority of the members of the Board of Energy who are not employees of the Company, the Executive is being terminated and setting forth the reasons for the Company's exercise of its right to terminate for cause. In such notice, an early termination date shall be stated, which shall be not less than twenty
               (20) days from the date of said notice (the "Early Termination Date").

               In the event of the early termination of this Agreement for cause, the Company shall pay to the Executive his Base Salary through the Early Termination Date. In addition, the Executive shall be entitled to all other earned and accrued benefits to which the Executive would otherwise be entitled through the Early Termination Date. Neither the Company nor Energy shall have any further financial obligation to the Executive; provided, however, that in the event of a determination through arbitration that termination for Cause was without basis, the Executive shall then be entitled, if so determined by the arbitrator(s), to receive an award of up to his Base Salary through the Termination Date, together with an amount determined by the Company's actuary to be equal to the value of the employee benefits the Executive was deprived of by reason of the wrongful termination of employment, and together with interest thereon calculated at the prime rate(s) in effect for the period as established by The Bank of New York, or its successor. Payment of such arbitrators award by the Company shall constitute full and final discharge of any and all financial obligations of the Company and of Energy or any subsidiary or affiliate thereof to the Executive.

               (d) Termination by the Executive: The Executive may exercise early termination without constituting a breach of this Agreement upon not less than thirty (30) days advance written notice to the Company and to Energy only in the event of:

                    (i) assignment to the Executive, without the Executive's express written approval of duties materially inconsistent with the Executive's position, duties, responsibilities, or status with the Company immediately prior to any change in control of the Company or of Energy, as hereinafter defined; or

                    (ii) relocation, without the prior written consent of the Executive, of the principal offices of the Company or relocation of the Executive's personal office to a location more than sixty-five (65) miles from said location prior to any change in control; or


                    (iii) Executive's position is eliminated or the duties and responsibilities of the Executive are materially and adversely changed as a result of a reorganization or restructuring of the Company or of Energy without the participation of and approval by Executive, regardless of whether there has been a change in control.

          For purposes of this Agreement, a change in control of the Company or of Energy shall be deemed to have occurred if (i) the persons who constituted a majority of the members of the Board of Energy at the commencement of this Agreement shall cease to constitute a majority of the Board of Energy, unless the election or the nomination for election by the shareholders of each such new director was approved by two-thirds of the members of the Board of Energy who were in office at the commencement of this Agreement, or by those Directors of Energy who shall have been added after the date of commencement of this Agreement and who shall have been elected without written objection of the Executive; (ii) as a result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination of the foregoing transactions, the Company and/or Energy shall become a subsidiary of another corporation or either of them shall be merged or consolidated into another corporation, or if substantially all of the assets of the Company and/or Energy shall be sold to another corporation.

          The exercise by the Executive of early termination as a result of any of the events, or combination thereof, described within subparagraphs (i) through (iii) of this subsection, shall be communicated to the Company and to Energy by a written notice of termination. The notice of termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for early termination of the Executive's employment and the provisions of this Agreement upon which the decision shall have been based. Such written notice shall be communicated and delivered not less than thirty (30) days in advance of the date of early termination.

          If such a notice of termination shall have been properly given and supported by the events giving rise to such election, the Company shall thereupon pay to the Executive, in addition to any other benefits payable by or on behalf of the Company, Energy or their affiliates; (a) the Executive's Base Salary in effect at the time of termination, through the Termination Date which, at the discretion of the Company, may be payable either in up to three
          (3) equal installments with the first such installment payable not later than sixty (60) days following the date of early termination, and the last such installment payable not later than the Termination Date, or in equal installments to conform with the regular payroll payment dates for officers of the Company (Federal and State Income Taxes and other payroll deductions shall be deducted from such payments); (b) all salary supplements, bonuses and perquisites which shall have been earned through the date of early termination, which shall be prorated; (c) all rights and benefits under any plan in which the Executive was then participating related to the award of securities of Energy, which shall be accelerated and shall become exercisable immediately in full to the extent same shall have become vested and capable of determination. Any securities previously granted to the Executive which remain subject to any restrictions at the time of early termination shall have all such restrictions removed immediately following such early termination; (d) continuation of the Executive's medical plan benefits until the earlier of the Termination Date or the effective date of Executive's coverage under a subsequent employers plan or policy; and (e) an amount determined by the Company's actuary to be equal to the value of Executive's rights, benefits and awards for purposes of all retirement, deferred compensation and supplemental executive retirement plans through the Termination Date as if the Executive had continued through such date, and Termination Date shall be deemed to be the Executive's retirement date for purposes of said plans. In making such calculations, and in determining the benefits to be awarded, the Executive's age and years of service shall be based upon the age and years of service which would have been achieved as of the Termination Date.

          Notwithstanding the obligations undertaken by the Company in Subsection (e) above, it is understood and agreed that the Executive shall be entitled to all retirement benefits of the Company as of the date of early termination. However, the benefits under all such plans shall be calculated and determined in accordance with Subsection (e).

          Other than medical plan benefits, no other benefits to be paid to Executive pursuant to this section shall be offset or subject to mitigation as a result of Executive's subsequent employment following the date of early termination.

          B. Termination by Company: Any termination of the Executive by the Company or by Energy for any reason other than as specifically provided in Article 5 shall constitute a termination by the Company in breach of this Agreement. The Company shall thereupon be obligated to pay to the Executive the same amounts and in the same manner as if the Executive had terminated this Agreement in accordance with Article 5A(d); and upon satisfaction of those obligations, there shall be no further payments due or owing by the Company or by Energy to the Executive.

     6.   Successors; Binding Agreement.

          (a) The Company and Energy shall require any successor (whether direct or indirect, by purchase, merger, consolidation, condemnation or otherwise) to all or substantially all of the business and/or assets of the Company or of Energy, by agreement in form and substance satisfactory to the Executive, to expressly assume and to agree to perform this Agreement in same manner and to the same extent that the Company and Energy would be required to perform if no such succession had taken place.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, administrators, executors and legal representatives.

          (c) This Agreement shall not be assignable except as specifically provided herein and may not be assigned, pledged or sold by the Executive for the benefit of the Executive or for the benefit of the Executive's creditors.

          (d) The Executive shall not have any vested right in any payment to be made hereunder prior to the time when such payment is to be made by the terms hereof.

          Nothing contained within this Article 6 is intended to limit or restrict the ability of Executive to exercise the early termination provisions of Article 5.

     7.   Arbitration and Payment of Fees and Expenses.

          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) neutral arbitrators in accordance with the commercial rules of the American Arbitration Association then in effect. The arbitrators shall sit within Atlantic County, New Jersey. Judgment may be entered upon the arbitrators' award in any court having jurisdiction.

     8.   Governing Law.

          The execution, validity, interpretation, performance and enforcement of this Agreement shall be governed and determined in accordance with the laws of the State of New Jersey

     9.   Entire Agreement.

          This Agreement contains the entire agreement of the parties. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement is sought.

     10.  Separability.

          If any provision of this Agreement shall be rendered or declared illegal, invalid or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of competent jurisdiction, such determination shall not affect the validity or enforceability of any other provision of this Agreement. In the event of such determination, the parties hereto shall promptly meet to negotiate and agree upon substitute language to give effect to the intent of the parties and, if replacement language cannot be agreed upon, either party may seek recourse through arbitration in accordance with Article 7.

         11.  Article Headings.

              Article headings are included for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

         12.  Counterparts.

              This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         13.  Waiver.

              The waiver by either party of a breach of any provision of this Agreement by the other shall not be construed as a waiver of any subsequent breach.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.


ATTEST:                                ATLANTIC ENERGY, INC.



/s/ J. G. Salomone                     BY:  /s/ J. M. Galvin, Jr.
    J. G. Salomone                        J. M. Galvin, Jr., Chairman
                                               of the Personnel Committee
                                               of Atlantic Energy, Inc.
                                               and designated by the Board
                                               of Directors of Atlantic
                                               Energy, Inc. as the
                                               individual authorized to
                                               execute and deliver this
                                               Agreement on behalf of
                                               Atlantic Energy, Inc.


ATTEST:                                ATLANTIC CITY ELECTRIC COMPANY



/s/ L. M. Walters                      BY:  /s/ J. L. Jacbos
    L. M. Walters                              J. L. Jacobs, Chairman,
                                               President and Chief
                                               Executive Officer


WITNESS:                               EXECUTIVE:



/s/ Lois F. Jennings                          /s/ James E. Franklin, II
                                                 James E. Franklin, II



frank794.wpd